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                         UNITED STATES DISTRICT COURT
                         SOUTHERN DISTRICT OF FLORIDA
                                MIAMI DIVISION

AMERICAN INTERNATIONAL GROUP, INC.;              Case No. 98-____ AND AIGF, INC.,

            Plaintiffs,

v.

CENDANT CORPORATION; and
SEASON ACQUISITION CORP.,

            Defendants.

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                          COMPLAINT FOR DECLARATORY
                             AND INJUNCTIVE RELIEF

     Plaintiffs American International Group, Inc. ("AIG") and AIGF, Inc. ("AIGF") for their complaint against defendants Cendant Corporation ("Cendant") and Season Acquisition Corp. ("Season"), by and through their undersigned attorneys, allege as follows:

                             NATURE OF THE ACTION

     1. On December 21, 1997, AIG, AIGF and American Bankers Insurance Group, Inc. ("American Bankers"), a Florida corporation, entered into a merger agreement (the "AIG Merger Agreement") which provides that American Bankers will be merged with AIGF, a wholly-owned subsidiary of AIG (the "AIG Merger"). The AIG Merger Agreement provides that each share of American Bankers common stock will be cancelled in the AIG Merger in exchange for a portion

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of a share of AIG common stock (or, subject to specified limitations and at the election of American Bankers common shareholders, cash) equal to $47.00, with a total value of approximately $2.2 billion. The AIG Merger is scheduled to be put to a vote of American Bankers' common shareholders on March 6, 1998 and preferred shareholders on March 4, 1998.

     2. On January 27, 1998, Cendant and Season, a wholly-owned subsidiary of Cendant, announced an intention to commence a hostile tender offer (the "Cendant Offer") to purchase up to 51% of the outstanding shares of American Bankers for $58.00 per share. The purpose of the Cendant Offer and the proposed second step merger between Cendant and Season (the "Cendant Merger") is to enable Cendant to acquire control of, and ultimately the entire equity interest in, American Bankers.

     3. Since January 27, 1998, Cendant and Season have embarked upon a campaign of misinformation by disseminating numerous false and misleading statements to American Bankers' shareholders in violation of the federal securities laws (in particular Sections 14(a) and 14(e) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Cendant and Season's conduct is designed to mislead American Bankers' shareholders and to induce them to vote against the AIG Merger by deceiving shareholders into be lieving that the Cendant Offer represents a real and unconditional alternative to the AIG Merger worth $58.00 per share when, in fact, the Cendant Offer is highly conditional and risky and, if consummated, would leave American Bankers' shareholders holding extremely volatile Cendant common stock. Cendant also has falsely represented to American Bankers' shareholders that a merger with American Bankers would achieve $140 million in pre-tax synergies, and hence would not dilute Cendant's per share earnings. As Cendant well knows, it cannot achieve such inflated synergies. Cendant


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also has represented that it will obtain the necessary regulatory approvals from state insurance departments in substantially the same time frame as insurance regulatory approvals for the AIG Merger. Cendant, which was formed by a merger less than two months ago and has no experience running an insurance company, knows that these statements are false because state insurance departments will have to conduct a thorough investigation into Cendant's financial condition, background and competence to run an insu rance company before allowing Cendant to acquire American Bankers.

     4. Cendant's false and misleading statements are not its only violations of federal law. For over one week, Cendant and its advisors have been touting the Cendant Merger --and the Cendant stock that will be issued in connection with it -- while intentionally failing to file a registration statement with respect to the Cendant stock. Section 5 of the Securities Act of 1933, as amended (the "1933 Act"), prohibits any person from selling or offering to sell securities without filing a registration state ment. 15 U.S.C. ss. 77e(a). Such blatant violations of the 1933 Act, which also subverts the proxy solicitation process, should not go unremedied. Unless this court promptly issues an injunction halting Cendant and its advisors from continuing to violate Section 5 of the 1933 Act, plaintiffs and other American Bankers shareholders will continue to receive requests for shareholder votes and offers to purchase Cendant common stock -- securities as to which no registration statement has been filed under the f ederal securities laws -- without the critical financial and other information required by the 1933 Act in connection with a public offer of stock and the by Exchange Act for the solicitation of proxies.

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     5. Because Cendant continues -- on a daily basis -- to mislead American
Bankers' shareholders, AIG must seek relief from this Court pursuant to Sections 14(a) and 14(e) of the Exchange Act and the rules promulgated thereunder.

                            JURISDICTION AND VENUE

     6. The claims asserted herein arise under Section 14(a) and 14(e) of the Exchange Act, 15 U.S.C. ss.ss. 78n(a), and 78n(e), and the rules and regulations promulgated thereunder. This court has jurisdiction over the action pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa; 28 U.S.C. ss. 1331 (federal question); and 28 U.S.C. ss. 1367 (supplemental jurisdiction).

     7. Venue is proper in this judicial district pursuant to 28 U.S.C. ss. 1391 and 15 U.S.C. ss. 78aa. The claims asserted herein arose in this District, and the acts and transactions complained of have occurred, are occurring, and unless enjoined, will continue to occur in this District.

                                  THE PARTIES

     8. Plaintiff AIG is a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in New York. AIG is a beneficial owner of 8,265,626 American Bankers common stock. AIG is a holding company with a market capitalization as of December 31, 1997, of approximately $76 billion, which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activitiesand financial services in the United States and abroad. AIG has received Triple-A ratings from its principal ratings agencies, Moody's and Standard & Poor's.

     9. Plaintiff AIGF is a wholly-owned subsidiary of AIG and is a Florida corporation newly-formed for the purpose of consummating the AIG Merger.

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     10. Defendant Cendant is a corporation organized and existing under the laws of the State of Delaware with its principal place of business located in Parsippany, New Jersey. Cendant has not regisrtered to do business in the state of Florida. Cendant was formed on December 17, 1997 through the merger of HFS, Inc. ("HFS"), a company involved in the lodging, rental car and other consumer marketing businesses, and CUC International, Inc. ("CUC"), a company engaged in direct marketing "membership clubs" t o consumers. Cendant reports that it "administers insurance package programs which are generally combined with discount shopping and travel for credit union members." Cendant Texas Form A at 5 (Filed Jan. 27, 1998). What this actually means is that Cendant markets accidental death and dismemberment and accident insurance policies for insurance companies such as Hartford, Cigna and US Life. Cendant has no experience in running an insurance company. Indeed, Cendant acknowledges that it primarily engages in t hree business segments: membership services, travel and real estate -- none of which is related to insurance.

     11. On January 27, 1998, Cendant publicly announced that defendant Season, a wholly owned subsidiary of Cendant, had commenced a tender offer to purchase 51% of the outstanding common shares of American Bankers, with the remaining 49% of the shares to be acquired through a second-step merger. Season is a New Jersey corporation with its principal place of business also in Parsippany, New Jersey.

                               BACKGROUND FACTS

The AIG Merger.

     12. Between August and December 1997 representatives of AIG and American Bankers exchanged financial and other information and discussed the possible expense savings,


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revenue enhancement and business opportunities in connection with a possible business combination. In particular, AIG and American Bankers discussed the benefits to American Bankers of AIG's Triple-A credit and the enormous opportunities potentially available to American Bankers in combining with AIG's substantial and successful insurance operations outside of North America.

     13. On December 19, 1997, the board of directors of AIG approved the AIG Merger Agreement pursuant to which each shareholder of American Bankers would receive $47.00 in AIG common stock in exchange for each share of American Bankers common stock. Under the terms of the AIG Merger Agreement, American Bankers shareholders can elect to receive $47 in cash instead of AIG common stock, subject to the condition that the maximum aggregate amount of cash that AIG will pay to all holders of common stock will be equal to 49.9% of the total value of the consideration paid to all holders of American Bankers' common stock. If cash elections are made with respect to more than 49.9% of the outstanding shares of common stock, AIG will make cash payments on a pro rata basis.

     14. On December 21, 1997, the board of directors of American Bankers unanimously approved the AIG Merger Agreement and resolved unanimously to recommend that the shareholders of American Bankers (including holders of American Bankers' preferred and common stock) vote for approval and adoption of the AIG Merger Agreement. AIG and shareholders owning 3,389,300 shares of American Bankers' common stock entered into a voting agreement providing, inter alia, that the shares would be voted in favor of the m erger.

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     15. In a joint press release dated December 22, 1997, the respective
Chairmen of AIG and American Bankers each disclosed the benefits that would be gained by a merger of the two corporations. Maurice R. Greenberg, Chairman of AIG, stated:

            "We are very pleased to have reached this agreement to acquire American Bankers, a fine company with product lines that complement, but do not overlap those of AIG. American Bankers management shares the AIG philosophy of doing business and they have an outstanding reputation for product and service quality, as well as a strong financial record. Culturally and from a business standpoint, there is an excellent fit between our two organizations . . . . As part of
            AIG, American Bankers will be able to take advantage of AIG's relationships and global network to build its business of credit related insurance products marketed through financial institutions and other entities. Particularly overseas, AIG will be able to open significant new opportunities for American Bankers. AIG's top credit ratings should also provide an important benefit to American Bankers
            . . . ."

AIG to Acquire American Bankers Insurance Group for Stock Valued at $2.2 billion, PR Newswire, Dec. 22, 1997.

     16. In the same press release, the President and CEO of American Bankers, Gerald N. Gaston, also made clear the benefits of AIG Merger to American
Bankers:

            "We are extremely pleased to have the opportunity for American Bankers to become a member of the AIG organization. This will create significant new opportunities for our clients, associates and employees. With AIG's excellent name recognition, financial strength and broad network, our clients will benefit from being associated with one of the world's leading providers of insurance and financial services. This is truly an outstanding result for both organizations." Id.

     17. Analysts commented favorably on the AIG Merger and the benefits that the transaction would afford to both AIG and American Bankers. Gloria Vogel, an analyst at Advest


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     Inc. said of the merger, "[t]he cross-selling opportunities are terrific."
AIG to Acquire American Bankers, Dallas Morning News, Dec. 23, 1997, at 4D. Ken Zuckerberg, a Moody's analyst, said:

            "[The Merger] allows American Bankers to leverage AIG's global network, and get access to their higher ratings. In an environment of soft property-casualty and limited US growth opportunities, consolidation makes sense."

John Authers, AIG to Acquire American Bankers Insurance, Fin. Times, Dec. 23, 1997 at 20. Cendant Surfaces With its Hostile Offer.

     18. Without any prior warning or notice, on January 27, 1998, Cendant, through its President and Chief Executive Officer, Henry R. Silverman, and its Chairman, Walter A. Forbes, wrote a letter (the "January 27 Letter") to the American Bankers' board of directors and submitted a proposal to acquire American Bankers for $58 per common share payable in cash and Cendant stock. The January 27 Letter also announced that Cendant "will be commencing promptly a cash tender offer directly to American Bankers' shareholders for 51%of American Bankers' shares at a price of $58 per common share to be followed by a second step merger in which shares of Cendant common stock with a fixed value of $58 per share will be exchanged on a tax free basis for the balance of American Bankers' common stock." Following Cendant's announcement, AIG gave notice to American Bankers that it exercised its right to purchase 8,265,626 shares of American Bankers common stock, subject to regulatory approvals.

     19. Simultaneously with their acquisition proposal, Cendant and Season commenced an action in the United States District Court for the Southern District of Florida in which they named as defendants American Bankers, its board of directors, AIG and AIGF alleging, among other things, that certain terms of the AIG Merger Agreement and the AIG Merger constituted a

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     breach of fiduciary duty to Cendant -- allegedly a beneficial owner of
371,200 shares of American Bankers common stock. The Complaint failed to disclose that Cendant began acquiring its shares on January 16, 1998, nearly one month after the conduct it alleged constituted a breach of fiduciary duty. Cendant Commences its Campaign of False and Misleading Statements and Violations of the Federal Securities Laws.

     20. On January 27, 1998 -- before Cendant had filed any proxy or tender offer materials or a registration statement in connection with the securities that Cendant intended to offer in connection with the Cendant Merger -- Cendant's President and CEO, Henry Silverman, made a speech to analysts announcing the Cendant Offer. Silverman told analysts:

            "[o]ur $58 offer price represents a 23% premium to that offer. We believe ABI shareholders will find our offer compelling, and clearly superior to AIG's."

     21. Silverman also made it clear that Cendant intended to conduct a proxy contest to persuade American Bankers' shareholders to vote against the AIG
Merger:

            "We will also conduct a proxy contest right through the date of their meeting, if there ever is a meeting, to consider the AIG transaction. So, I would expect that shareholders could anticipate receiving communications from us in those two areas."

     22. During the January 27 analysts' conference call (the "January 27 Analysts Call"), Silverman made a number of statements that he knew to be materially false and misleading and failed to disclose material facts. These misleading disclosures were repeated in subsequent public filings and materials disseminated to American Bankers' shareholders.

Cendant Misrepresents its Ability to Obtain Regulatory Approvals.

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     23. During the January 27 Analysts Call, Silverman represented that
Cendant's bid to acquire American Bankers was on an

            "equal footing with AIG on the basis of timing, financial conditions or any other basis. These approvals usually take months to complete; therefore, AIG is essentially no further along than we are. In fact, we have already been approved in the past to write insurance in major states, including New York and Colorado, and we see no reason to believe that our applications in these states or in any other state or country will not [be] approved on a timely basis."

     24. Silverman's assertion that the timing of regulatory approvals for the AIG Merger and the Cendant Merger was comparable and that both transactions could close at the same time was knowingly false and misleading. In fact, the regulatory approval process for the AIG Merger commenced in December 1997 and is much further along than Cendant's efforts to obtain approval for its proposed acquisition of American Bankers, which was announced just a few days ago. Furthermore, Silverman failed to disclose th at AIG -- which is in the business of writing insurance -- is more likely to secure prompt insurance regulatory approval than Cendant, which admittedly has no history of running insurance companies.

     25. Silverman's representation that Cendant will secure insurance regulatory approval on the same time schedule as the AIG Merger is also false and misleading because it ignores the fact that the state insurance regulatory approval process creates a significant obstacle and hurdle to the Cendant Merger. As Silverman well knows, the insurance regulatory approval process will be a searching and thorough investigation into the background, experience and financial condition of Cendant (and the people who manage it) in order to determine whether the Cendant Merger is in the best interests of American Bankers' policyholders. For at least the following


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reasons, none of which have been fully disclosed to American Bankers'
shareholders in any public filings or elsewhere, it is clear that Cendant will find it difficult, if not impossible, to secure prompt approval for the Cendant Merger from various state insurance departments:

           a. Cendant, which was created just last December through the merger of CUC and HFS, is a company whose financial condition cannot be evaluated with any degree of confidence. Cendant has been so busy acquiring or agreeing to acquire companies that it has yet to produce pro forma financial statements showing what its financial condition would be after the American Bankers acquisition and its other pending acquisitions. State insurance departments will have to subject Cendant (and its predecessor corporations) to a lengthy and detailed financial review. As reported in the February 4, 1998 Miami Herald, Florida Insurance Commissioner Bill Nelson stated after meeting with Walter Forbes of Cendant:
                  in no way was he giving Cendant the department's "Good Housekeeping Seal of Approval," he said. "What we want to see is that people who want to do business in Florida meet financial requirements and have the best interests of consumers at heart," Nelson said.

      By contrast, AIG -- a company with sterling ratings and financial history -- will have no such issues in securing regulatory approval.
            b. Cendant -- and its predecessor HFS -- has grown by acquiring a variety of businesses that generate cash flows but have few tangible assets. Upon acquiring these businesses, HFS has sold the tangible assets it acquired (hotels, rental cars, etc.) and allocated a substantial percentage of the purchase price to "goodwill" and other

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      "intangible" assets. For example, just three weeks ago Cendant confirmed that it was purchasing Jackson Hewitt, a tax preparation service, for $68 per share. Cendant allocated only $14 million of the purchase price to tangible assets, while allocating $466 million to goodwill -- an intangible asset. By allocating such substantial amounts of its cost of purchasing companies to good will and other intangible assets, HFS and Cendant have greatly inflated current earnings at the expense of future earnings. Cendant amortizes intangibles for as many as 40 years, which is far longer than generally permitted for franchise values, or for real assets (which must be depreciated over their useful lives -- e.g., 2 or 5 years). Using a 40-year amortization, Cendant can recognize only one-quarter the annual amortization expense it would recognize if it used a ten-year amortization period. As of the date of the HFS/CUC merger, Cendant had net assets of $4.7 billion but net tangible assets of minus approximately $33 million. If Cendant acquired American Bankers, the combined company would have net assets of approximately $6 billion, but net tangible assets of minus $1.4 billion. State insurance departments will take care to determine whether it would be in the interests of American Bankers' policyholders to be insured by a company whose parent corporation has net tangible assets of minus $1.4 billion.
            c. This growth-by-acquisition strategy and associated creation of huge amounts of intangible assets has clearly fueled HFS' market price, and has made acquisitions using HFS stock relatively cheap. Like a shark who has to keep swimming to avoid sinking, however, HFS's (and Cendant's) earnings can only keep growing as rapidly as they have if Cendant can continue to make newer and larger acquisitions.


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      Once Cendant's cash flows, revenues and profits stop growing, its share price will drop from its lofty peak of 50 times inflated profits, acquisitions will become more expensive, earnings will decrease even more as amortization of good will and other intangibles drag down earnings no longer inflated by Cendant's creative acquisition and accounting strategy, with the inevitable toll on Cendant's inflated stock price. A September 9, 1996 report in Forbes summarized Silverman's (and HFS's) potentially disastrous acquisition strategy:

                  "With Silverman's financial magic and business ingenuity in full gear, HFS' earnings are likely to grow rapidly for another year or two, but essentially he's playing a more sophisticated version of the old franchise game: The profits keep growing rapidly only so long as Silverman can find new and larger businesses to buy and convert to his swollen stock multiples. When the game slows, as it inevitably will, the swollen earnings gains will begin to shrink and around then the fancy multiples will go poof. By then Henry Silverman, already worth some $600 million on paper, will probably be even richer. Recent investors aren't likely to fare as well."

      See Howard Rudnitsky, Henry the magician, Forbes, Sept. 9, 1996 at 99. (A copy of that article is annexed hereto as Exhibit A.) Plainly, state insurance regulators will have to analyze Cendant's financial condition and accounting methodology carefully before approving an acquisition of American Bankers by Cendant. These accounting and financial issues simply do not exist in connection with the AIG Merger.

            d. Silverman, Cendant's President and Chief Executive Officer, has had an checkered business history. State insurance regulators will likely conduct a detailed investigation before giving Cendant and Silverman approval to acquire American


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      Bankers. From 1982 through 1990, Silverman was president and chief executive of Reliance Capital Corp. ("Reliance Capital"), the leveraged buyout unit of the financier and corporate raider Saul Steinberg's Reliance Group Holdings. In this position, Silverman frequently used the highly leveraged, junk bond strategies of Michael Milken and his associates at Drexel Burnham Lambert, and participated in Milken's junk bond takeovers. On information and belief, among the investors investing with Reliance Capital was a partnership called Drexel Reliance Capital Group, which included Milken, Seema Boesky (Ivan Boesky's wife), Victor Posner, Carl Lindner, casino owner Steve Wynn and Thomas Spiegel of the failed Columbia Savings & Loan -- all associates of Milken and attendees (along with Silverman) at Milken's annual "Predators' Ball." Not surprisingly given this background, Silverman has been affiliated with a number of companies that have gone into bankruptcy shortly after his tenure ended. Silverman's business ethics have also been called into question by commentators. For example, one report described how he bought and sold the Days Inns motel chain three times in eight years:
                  "In the process, Silverman, 52, has feathered his own nest and made more than $100 million for his investors. Days Inns bondholders, though, have gotten bagged for hundreds of millions of dollars. You can't make an omelette without breaking someone's eggs."

      Allan Sloan, Once Again, It's Checkout Time; Silverman Selling Chain for Third Time, Newsday, Sept. 13, 1992, at 84; see also Howard Rudnitsky, Triple Dipper, Forbes, Nov. 25, 1995, at 171 ("Henry Silverman and his friends got rich while the bondholders of Days Inns lost their shirts.") (A copy of that article is annexed hereto as Exhibit B.)

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            e. Based upon public information and news articles, at least the following facts have been reported about Mr. Silverman's association with three companies that ended up in bankruptcy:

            (i) In 1984, Silverman's Reliance Capital acquired Atlanta-based Days Inns of America, which consisted of 300 motels, including 140 company-owned inns, from the Cecil Day estate for $570 million. Financing for the leveraged buyout came from $285 million in junk bonds issued by Drexel Burnham Lambert. Reliance Capital put just $16 million in equity into the deal. Among the investors who reportedly put up the additional capital to buy the chain was Drexel Reliance Capital Group.
            The head of Reliance, Saul Steinberg, placed Silverman at the helm of Days Inns. Silverman slashed the size of the corporate headquarters staff by more than half, sold all but about 20 of the company's motels to franchisees for $423 million, and initiated a franchising spree that tripled the size of the chain to 900 properties by 1990. The sale of the company's chain led some newspaper reporters to call Steinberg an "asset-stripper."

            In December 31, 1985, Reliance took Days Inns public, raising $25 million for the company. But Reliance and the Milken partnership retained 45% of the company's stock after the completion of the initial public offering.

            Days Inns was carrying a huge $535 million debt load with just $600 million in total assets. In fact, debt was a constant theme at Days Inns while Silverman ran the company. After Reliance acquired the hotel chain in 1984, Days Inns always maintained between $400 million and $600 million in long-term debt. Silverman constantly refinanced the debt, almost always with junk bonds issued by Drexel Burnham Lambert. Between 1984 and 1989, Drexel issued almost $1 billion in junk bonds for Days Inns. The debt load was so heavy that Silverman joked to one interviewer that Days Inns was "like Mexico. We don't pay down debt, we just reschedule it."
            In November 1989, Reliance and its backers sold their interest in Days Inns to Tollman-Hundley Lodging, Corp. for $87 million, of which $8 million was in cash and the rest in junk bonds from Drexel Burnham Lambert. Tollman-Hundley also agreed to assume the company's $620 million debt, for a total price of $765 million. According to the November 25, 1991 edition of Forbes, Reliance made a profit of $126 million and Silverman's personal share of the profit amounted to $5 million. Reliance and Silverman escaped from Days Inns just in time. In 1990 Tollman-Hundley could not refinance the company's mounting debt load and short amortization schedule. In September 1991, Days Inns filed for protection under Chapter 11 of the bankruptcy code.


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            (ii) In the fall of 1995, HFS announced that it had invested in
      Amre, Inc., a Dallas-based installer of vinyl siding and roofs on homes. SEC filings show that HFS acquired a 2% equity stake in the company. With the deal, Amre began to sell its products under HFS' Century 21 brand name. Between the fall of 1995 and the spring of 1996, Amre's stock price rose from $5 a share to $28.75 a share. In the fall of 1995, a new management team, including three HFS officers, was brought in to run the company. In September 1996, the company sold 1.1 million shares of stock to the public at $16 a share.

            But in October 1996, the company announced that it had lost $10.9 million in its third quarter. The company predicted a significant loss in the fourth quarter because of high marketing expenses and a low order backlog. On January 17, 1998, Amre filed for bankruptcy protection. Trading in the company's stock was suspended, with the stock being last quoted at 43.75 cents a share. HFS wrote off its investment in Amre, Inc., and took a charge of $9.5 million on amounts owed to HFS by Amre.
            (iii) On December 24, 1986, Reliance Capital Group L.P., headed by Henry Silverman, completed an acquisition of 100% of the outstanding stock of John Blair & Co. for $283.5 million. The purchase was financed with $226 million in junk bonds by Drexel Burnham Lambert, Inc. Blair was subsequently merged into a subsidiary of Reliance and renamed John Blair & Company. On April 10, 1987, the company was renamed Telemundo Group, Inc. ("Telemundo"). Silverman served as the company's chairman from October 1986 to January 1987, then president and CEO of Telemundo from February 1987 to February 1990. As of August 1987, Reliance Capital Group L.P. controlled 85% of all Telemundo shares outstanding.

            Drexel Burnham Lambert also held a significant equity stake in Telemundo. According to SEC filings, in August 1987 Reliance had dispositive power over 538,587 shares of Telemundo stock held by Drexel Reliance Capital Group Partnership (DRCGP), a general partnership entity consisting of "an affiliate of Drexel Burnham Lambert, certain Drexel employees, and a partnership consisting of Drexel employees." DRCGP had a 50% equity interest in Reliance Associates, the general partner of Reliance Capital Group L.P. Andrew R. Heyer, a managing director of Drexel, was a director of Telemundo.

            Saddled with $189 million in debt following Reliance's purchase of the company and the purchase of the formerly Reliance-owned Spanish-language television stations in Los Angeles and New York, in the first six months of 1987 the company lost $26.3 million. In addition, the company had a working capital deficit of $48.4 million. At the same time that Telemundo was acquiring television properties, the company began an accelerated program to dispose of virtually all other assets that it had inherited from John Blair & Co.


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   18

            Articles that appeared in the financial press at the time reported that the once proud John Blair & Company was being systematically dismantled. One article stated that this dismantlement was "reversing five years of expansion. As a result, what might have been a billion-dollar corporation a few years away will end up with operations producing less than a hundred million dollars." "Moving and Shaking at John Blair & Co.," Broadcasting, November 24, 1986.

            The material effect on the company's finances of carrying so much debt were immediately felt. According to a August 10, 1987 Business Week article, "Telemundo owes so much while earning so little that it pays out more in cash for interest than it makes." Robert Barker, His Hispanic TV Network is Going Public, Though Profits are Absent, August 10, 1987, at 29.

            Henry Silverman left Reliance Capital Corp. in January 1990 to become a general partner at The Blackstone Group in New York City, but he remained a director of Telemundo Group.

            On January 15, 1992, Telemundo announced that it was developing a financial restructuring plan in order to reduce the company's $250 million long-term debt. From that date onwards, Telemundo ceased making interest payments on its outstanding debt, and failed to make principal payments upon their maturity. As of mid 1993, Telemundo had defaulted on all of its debt, which totaled $309 million as of December 31, 1993.
            On June 8, 1993, Telemundo's creditors filed an involuntary petition under Chapter 11 of the Bankruptcy Code against Telemundo in U.S. Bankruptcy Court in New York City. On July 30, 1993, Telemundo consented to the entry of an order for relief under Chapter 11 of the federal bankruptcy statutes.

            The 1987 purchase of Blair assets resulted in a 1990 federal action commenced by the John Blair Communication, Inc. Profit Sharing Plan alleging that the Telemundo Group Profit Sharing Plan, its committee and committee members, including Silverman, breached their fiduciary duties under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. ss. 1001 et seq. Plaintiffs claimed, inter alia that defendants failed to credit appreciation of assets between the valuation date and the dates on which the transfer of plan assets was effected in connection with the acquisition. On June 15, 1994, the United States Court of Appeals for the Second Circuit held that the defendants -- including Henry Silverman -- violated ss. 208 of ERISA and their fiduciary duties by failing to transfer gains between the valuation date and the dates of actual transfers. The Court also held that defendants -- including Henry Silverman -- violated ss. 404 of ERISA and their fiduciary duties by keeping for Telemundo's pension plan the surplus income earned during Telemundo's delay in transferring assets from an equity fund to a short term investment fund pursuant to elections of new plan members.

   19

            f. Insurance regulators want assurances that management obtaining control of insurance companies can manage them. Silverman's companies have been hit with allegations of poor management:

                  "After Silverman buys a company he slashes expenses and hits the road to sign up independent operators and to entice franchisees of other chains to switch flags. Then he sits back to collect royalties of between 6% and 8.8% of room revenues. Industry watchers criticize him for running shlocky, unsafe hotels. 'Just show him a door, and he'll give you a franchise' carps one critic."

      Faye Rice, Why Hotel Rates Won't Take Off -- Yet, Fortune, Oct. 4, 1993, at 125. According to a January 16, 1995 article in USA Today, critics of Silverman have said that "[I]n the drive for bigger profits. . . [Silverman] slowly damages hotel chains' reputations by selling franchises to hotels that don't meet standards. Over time, they say, travelers will lose faith in the chains because of bad experiences with individual hotels."

            g. Various published reports refer to decreases in quality of the lodging operations as a result of Cendant's franchising strategy, and quality complaints have increased as a result of Cendant's aggressive financing campaign. In 1994, the magazine Consumer Reports rated Cendant's Howard Johnson and Ramada chains the two worst chains in the moderately priced category. Previous Consumer Reports (September 1990) had rated Ramada as the third best and Howard Johnson as the fourth best chains in this category. One franchise holder, who owns three Super 8 motels for HFS, was quoted by USA Today on January 16, 1995 as saying "Super 8 is a wonderful organization and (Silverman) is ruining it. At some point, Mr. Silverman will know when to get out and

   20

      he'll leave the rest of the shareholders holding the bag." Plainly, Silverman's prior affiliation with companies that have gone into bankruptcy and allegations of poor management will be the subject of detailed investigation by state insurance regulators. No such issues exist with respect to approval of the AIG Merger by state insurance regulators.
            h. Cendant has limited experience in the business of insurance and clearly does not have the level and degree of experience of AIG. In one recent filing with the Texas State Insurance department, Cendant reports that it markets -- but does not underwrite -- accidental death and dismemberment and accident insurance policies. Cendant acknowledges that it "primarily engages in three business segments: membership services, travel and real estate" -- none of which is related to insurance. Cendant Form 8-K, Exh. 99.1 at 15. Indeed, Cendant has been publicly disdainful of the requirement that it be competent to run an insurance company, an attitude certain to concern insurance regulators. Walter Forbes of Cendant was reported in the February 4, 1998 Miami Herald as "refut[ing] the notion that to sell insurance you have to be in insurance":
                  "To us, its marketing. We're a direct marketer, and we're getting more customers every day. Anybody can provide insurance, but you've got to be able to sell it."
      Moreover, Cendant's recent proposed acquisition of an insurance company
      -- Providian Auto and Home Insurance Company ("Providian") -- does not increase Cendant's experience in the insurance business. First, Cendant has not completed the

   21

      acquisition, and hence has no experience running Providian, only experience acquiring it: nobody doubts Henry Silverman's ability to acquire companies, only his ability to run them. Second, Providian and its property and casualty subsidiaries, "which predominately market personal automobile insurance through direct marketing channels" in 45 states and the District of Columbia, has a relatively narrow market presence. By contrast, AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad, including both general and life insurance operations. AIG's general insurance operations are among the largest in the United States, and its international property-casualty network and life insurance operations are the most extensive of any U.S.-based insurance holding company. State insurance regulators will have to examine Cendant's insurance experience carefully (and compare it to AIG's) before approving any merger with American Bankers.

Cendant Has Falsely Contended That It Can
Achieve Outlandish Sales Growth and "Synergies".

     26. During the January 27 Analysts Call, Silverman stated that: "We think we can add several million new policies outside the U.S. over the next few years." This statement is knowingly false because the addition of "several million new policies" in just a "few years" outside the United States is a virtually impossible task for a company that does not have an international insurance marketing network and is not in the business of general and life insurance. Silverman's statement was plainly designed t o deceive shareholders into thinking that

   22

Cendant is in the insurance business and that such a massive task could be performed easily and without any problem in merely a "few years."

      27. During the January 27 Analysts Call, Silverman also stated that:

                  "And forward, the combination of our companies should result in considerable cost savings. While we expect to maintain ABI's operations substantially as they are today, direct marketing is a volume game. Direct mail, call center and telecommunications costs should all fall on a per-unit basis. In tele, we've already identified about $140 million of pre-tax synergies, which is about 10 cents per Cendant share. Now, please note, this is (1) without any due diligence, and (2) assumes no reduction in head count or facilities. These gains come from using our distribution system to increase ABI's product penetration in the U.S. and in international markets"

     28. Silverman's representation that $140 million in pre-tax synergies (mostly through increased revenues) would be achieved is knowingly false and misleading. As Silverman well knows, increasing American Bankers' net premium revenues necessarily increases certain expenses, such as commissions and reserves for anticipated claims by holders of new American Bankers policies. These costs alone have consistently averaged 80% of American Bankers' net premium income over the last five years. Cendant cannot simply add potential additional net premiums earned to American Bankers' existing revenues and characterize them as "synergies." Even accepting Silverman's unsupported statement that Cendant can increase American Bankers' net premiums without increasing operating expenses, a $130 million increase in net premiums earned less commissions and provisions for claims would require that American Bankers' net premiums earned increase by $650 million -- a 47% increase over 1996 net premiums earned. Silverman's clai m that Cendant can achieve $140 million in synergies falsely assumes that

   23

American Bankers will incur no corresponding increase in the number of claims filed against the combined entity. Silverman and Cendant's "synergy" claim is inflated and unachievable.

Cendant Falsely Claims its Offer Has
"No Financing or Other Significant Conditions"
And Is "On Equal Footing with AIG".

     29. Silverman further stated that "[w]e have no financing or other significant conditions, and we believe we are on equal footing with AIG in all relevant ways, including timing." Silverman knew his representation was false. The insurance regulatory approval process for the AIG Merger is much further along than the approval process for the proposed Cendant Merger. As noted above, Cendant is not in the business of underwriting insurance and its financial condition and history is questionable; in short , the regulatory approval process for the Cendant Merger will prove to be a far greater obstacle than Silverman chose to disclose. Moreover, contrary to Silverman's statement, the Cendant Offer is subject to a number of significant conditions, including
(i) a condition that certain provisions of the AIG Merger Agreement be terminated or declared invalid; (ii) at least 51% of American Bankers' shares must be tendered under the offer on a fully diluted basis, (iii) antitrust approval under the Hart-Scott-Rod ino Act; (iv) 2/3 approval of American Bankers' shareholders and majority approval of American Bankers' shareholders or directors of the voting rights of the shares that Cendant acquires under the Cendant Offer; (v) satisfaction of American Bankers' supermajority vote specifying that 85% of shareholders approve the deal (which condition will be satisfied if 75% of the directors approve the deal); (vi) American Bankers' shareholder rights plan does not apply to the Cendant Offer; (vii) AIG's option to purch ase 19.9% of American Bankers' stock is not

   24

exercised or is deemed to be invalid; and (viii) Cendant receives all the required insurance regulatory approvals.

Cendant Commences its Tender Offer

     30. On January 28, 1998, Season and Cendant commenced the Cendant Offer and filed a Tender Offer Statement on Schedule 14D-1. The Schedule 14D-1, which was disseminated to American Bankers' shareholders, contained a number of materially false and misleading statements and omissions and repeated several misleading statements that Silverman had made during the January 27 analysts call. Specifically, the Schedule 14D-1 disclosed that State Insurance Codes "provide certain statutory standards for the app roval of the acquisition of control of the Company. The Insurance Codes, however, permit the Insurance Commissions discretion in determining whether such standards have been met." (Cendant Schedule 14D-1 at 8, annexed hereto as Exhibit C) The Schedule 14D-1 failed, however, to disclose that Cendant would find it difficult, if not impossible, to secure regulatory approval, and the reasons why such approval would be difficult.

     31. The Schedule 14D-1 also stated that Season was making an offer to purchase 51% of the "outstanding shares of American Bankers for $58.00 per common share in cash." Upon receipt of 51% of American Bankers' shares, Cendant proposed a tax-free merger pursuant to which each remaining share of American Bankers stock would be "converted into shares of Cendant common stock having a value of $58.00." (Cendant Preliminary Proxy Statement, Letter to American Bankers Shareholders, annexed hereto as Exhibit D) The Schedule 14D-1, however, states only that it is Cendant's "current intention" -- rather than binding obligation -- to

   25

offer Cendant's common stock worth $58.00. Cendant should clearly disclose exactly what stockholders will receive in the Cendant Offering.

     32. The Schedule 14D-1 (and subsequent proxy materials) also repeatedly claimed that American Bankers shareholders would receive $58.00 worth of cash and stock. However, the Schedule 14D-1 failed to disclose that the partial currency of the Cendant Merger -- Cendant's common stock -- is likely to be as volatile as the stock of its predecessor HFS. Thus, the Schedule 14D-1 failed to disclose that the $58.00 package of cash and securities may be worth much less in the days and weeks after the Cendant M erger closes. Indeed, on March 7, 1997, Silverman admitted during a CNN interview that "as a CEO, you have to deal with the ups and downs of people's emotional fortunes if you will, when our share prices go up and down, and our stock has been extremely volatile." Transcript from CNN Business Day, March 7, 1997. The potential volatility of Cendant stock was most graphically illustrated in 1996 when, upon Silverman's announcement that he intended to sell up to 5% of his stock, HFS' stock price fell by over 6 %. A December 2, 1996 Business Week article highlighted the volatility of HFS' stock:

                  "Silverman's hold on his fortune is hardly rock solid. After its dizzying climb, the stock has become stunningly volatile. When Silverman disclosed on Sept. 3 that he might sell as much as 5% of his holdings each year for estate-planning purposes, the stock fell 6.1% on fears he was reducing his role. (In fact, his compensation plan lets him earn more stock than he would cash out.) And since the PHH purchase, his biggest single deal, was announced, the stock has fallen nearly 13%, closing Nov. 19 at 63 5/8."

     Joseph Weber, The Real Artist of the Deal, Business Week, Dec. 2, 1996, at
114. (A copy of that article is annexed hereto as Exhibit E.) Neither the
Schedule 14D-1 nor any of Cendant's public

   26

filings disclose the recent volatility of HFS stock or potential volatility of Cendant stock, and the serious risk that American Bankers' shareholders may not get $58.00 per share immediately after the Cendant Merger closes. These are precisely the types of risks required to be disclosed in a Registration Statement under the 1933 Act.

     33. The Schedule 14D-1 prominently disclosed that the Cendant Offer is "not conditioned upon purchaser obtaining financing." (Cendant Schedule 14D-1 at 7.) This statement is misleading because Cendant's acquisition company, Season, plans to obtain funds for the acquisition from a capital contribution from Cendant, which in turn plans to obtain such funds, in part, from available lines of credit and a new $1.5 billion 364-day Revolving Credit Facility pursuant to a commitment letter, dated January 23, 1998, among Cendant and a third party lender and an affiliate of such lender. The lender's obligations under the commitment letter are subject to conditions. Plainly, the suggestion that the Offer is not conditioned on financing is misleading because Cendant's failure to satisfy the lender's conditions will result in Cendant's inability to finance the Cendant Offer.

     34. The Schedule 14D-1 further fails to disclose that a substantial portion of Cendant's business is exposed to substantial risks of a business downturn. Cendant's major lines of business -- motels, car rental, travel and real estate brokerage -- have reached historic high levels after severe slumps in the early 1990s. If economic activity slows in the United States, the travel and travel-related businesses in which Cendant depends for its cash flow will be affected disproportionally, with severe con sequences for Cendant's franchise revenues. Nor does the Schedule 14D-1 disclose that Cendant's mortgage business will be adversely affected by a continued decline in interest rates. Furthermore, the Schedule 14D-1 fails to disclose that

   27

mortgage prepayments and refinancings may shorten the recovery period for deferred mortgage issuance costs. Again, had Cendant filed a Registration Statement under the 1933 Act, it would have had to disclose the risks.

     35. Neither Cendant's Schedule 14D-1 (nor any subsequent public filings) disclosed key and material information about Silverman, his checkered business history, and his affiliation with entities that had declared bankruptcy just after he left. (See paragraph 19 above). Nor did Cendant's Schedule 14D-1 (or any other public filings) disclose or explain Cendant's and HFS's strategy of acquiring businesses with strong cash flows but few tangible assets and the importance of increased acquisitions of the same type in order to maintain current high earnings. Thus, the Schedule 14D-1 (and Cendant's later filed preliminary proxy materials) failed to disclose that a decrease in the number of such acquisitions would create serious downward pressure on earnings. Cendant Commences the Solicitation of Proxies Against the AIG Merger.

     36. On January 30, 1998, Cendant filed its preliminary proxy statement ("Cendant Preliminary Proxy Statement") with the SEC. Cendant made the Cendant Preliminary Proxy Statement available to the marketplace and American Bankers' shareholders by publicly filing it with the SEC. Cendant's Preliminary Proxy Statement urged American Bankers shareholders to vote against the AIG Merger and repeated many of the misstatements and omissions previously disseminated by Cendant.

     37. Cendant's Preliminary Proxy Statement thus stated that the "Cendant offer of $58.00 per common Share represents a premium of $11.00 (in excess of 23%) over the per common share value of AIG's 49.9% cash and 50.1% stock proposal." (Cedant Preliminary

   28

     Proxy Statement, Letter to American Bankers Stockholders.) This statement is false and misleading because it implies that American Bankers shareholder are receiving a fixed value for their shares when in fact they are receiving something far more speculative -- Cendant stock. If the volatility of HFS stock is any indication, Cendant's stock will be extremely volatile on a going forward basis.

     38. The Cendant Preliminary Proxy Statement also refers to the fact that the board of American Bankers agreed to pay AIG a termination fee of $66 million under certain circumstances. Although Cendant states that "the AIG Termination Fee constitutes a significant obstacle to your receiving the maximum value for your Share" (Cendant Preliminary Proxy Statement at 8), the proxy materials fail to disclose that termination fees are appropriate, customary and usual in such transactions and that the $66 mil lion fee is eminently reasonable in the context of a $2.2 billion transaction. Indeed, in responding to the question by a securities analyst on January 27, 1998 whether the option to purchase 19.9% of American Bankers' common stock or the termination fee would "create a problem for Cendant in its acquisition of [American Bankers'] shares," Henry Silverman responded:

                  "No, it's just money. The contract with ABI provides that AIG is limited to the higher of the profit on their stock, if any, or $66 million as a break-up fee . . . sorry, the lower of . . . they're capped at $66 million. So really, it's just a monetary issue."

Clearly, Cendant says what suits its purpose, even if what it proposes to say to shareholders is exactly contradicted by what it tells its friends in the financial community.

   29

                                    COUNT ONE

                       (Section 14(a) of the Exchange Act)

     39. AIG and AIGF repeat and reallege paragraphs 1 through 38 as if set forth herein.

     40. Section 14(a) of the Exchange Act provides that it is unlawful to use the mails or any means or instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC. 15 U.S.C. ss.78n(a).

      41. Rule 14a-9 provides in pertinent part:

            "No solicitation subject to this regulation shall be made by means of any . . . communication, written or oral, containing any statement which, at the time, and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading . . . ."

            17 C.F.R. ss.240.14a-9.

     42. Each of the false and misleading statements by Cendant, Season and Silverman detailed above is a statement made under circumstances reasonably calculated to result in the procurement of proxies or votes from American Bankers shareholders. As such, those statements are subject to the strictures of Section 14(a) and Rule 14a-9.

     43. Each of the false and misleading statements detailed above were and are material to the decisions of American Bankers' shareholders concerning whether to vote for or against the AIG Merger, since such false and misleading statements are intended to suggest, and do suggest, that the AIG Merger is not a viable or realistic transaction and is not in the best interest of American Bankers' shareholders and that if American Bankers' shareholders vote to tender their shares into the Cendant Offer, they will be voting for a superior transaction.

   30

     44. Cendant and Seasons made each of the false and misleading statements detailed above intentionally and with knowledge of their falsity and misleading nature for the purpose of inducing American Bankers' shareholders to vote against the AIG Merger and tender their shares into the Cendant Offer.

     45. Cendant and Season's false and misleading statements described above are essential links in plaintiff's efforts to consummate a combination of Cendant with American Bankers at whatever cost to American Bankers' shareholders and have injured -- and are continuing to injure -- AIG, AIGF and American Bankers' other shareholders.

     46. AIG and AIGF have no adequate remedy at law.

                                    COUNT TWO

                       (Section 14(e) of the Exchange Act)

     47. AIG and AIGF repeat and reallege paragraphs 1 through 38 as if set forth herein.

     48. Section 14(e) of the Exchange Act provides that:

            It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation.
            15 U.S.C. ss. 78n(e).

     49. Each of the false and misleading statements and omissions by Cendant, Season and Silverman detailed above are statements made under circumstances reasonably calculated to

   31

result in the tender of American Bankers shares from American Bankers shareholders into the Cendant Offer. As such, those statements are subject to the strictures of Section 14(e).

     50. Each of the false and misleading statements detailed above was and is material to the decisions of American Bankers' shareholders concerning whether to vote for or against the AIG Merger and to tender their shares into the Cendant Offer, since such false and misleading statements are intended to suggest, and do suggest, that the AIG Merger is not a viable or realistic transaction and is not in the best interest of American Bankers' shareholders and that if American Bankers' shareholders vote agai nst the AIG Merger and tender their shares into the Cendant Offer, they will be voting for a superior transaction.

     51. Cendant and Seasons made each of the false and misleading statements detailed above intentionally and with knowledge of their falsity and misleading nature for the purpose of inducing American Bankers' shareholders to vote against the AIG Merger and tender their shares into the Cendant Offer.

     52. Cendant and Season's false and misleading statements described above are essential links in plaintiff's efforts to consummate a combination of Cendant with American Bankers at whatever cost to American Bankers' shareholders and have injured -- and are continuing to injure -- AIG, AIGF and American Bankers' other shareholders.

     53. AIG and AIGF have no adequate remedy at law.

                                   COUNT THREE

     (Section 14(a) of the Exchange Act based upon violation of Section 5 of the 1933 Act)

     54. AIG and AIGF repeat and reallege paragraphs 1 through 38 as if set forth herein.

      55. Section 5 of the Securities Act of 1933 provides that --

   32

            "a. Unless a registration statement is in effect as to a security, it shall be unlawful for any person, directly or indirectly:
                  (1) to make use of any means or instruments of transportation or communication in interstate commerce or of the mails to sell such security through the use or medium of any prospectus or otherwise; or

                  (2) to carry or cause to be carried through the mails or in interstate commerce, by any means or instruments of transportation, any such security for the purpose of sale or for delivery after sale.

                                  .     .     .

            c. It shall be unlawful for any person, directly or indirectly, to make use of any means or instruments of transportation or communication in interstate commerce or of the mails to offer to sell or offer to buy through the use or medium of any prospectus or otherwise any security, unless a registration statement has been filed as to such security, or while the registration statement is the subject of a refusal order or stop order or (prior to the effective date of the registration statement) any public proceeding or examination under Section [8]."

15 U.S.C. ss.ss. 77e(a) and (c).

     56. On August 4, 1997, the Division of Corporate Finance of the Securities and Exchange Commission ("SEC") issued a release entitled "Current Issues and Rulemaking Projects" addressing the very circumstances presented here. See SEC Release (Aug. 4, 1997) the ("SEC Release"). The SEC release unambiguously stated (with emphasis added):

            In some cases involving a negotiated "friendly" merger or other business combination between a registrant and another entity (or person) that has been submitted to a shareholder vote, a third party may wish to present a competing proposal that would involve acceptance of the third party's securities as consideration (e.g., through an exchange offer or merger). Before commencing its own, competing transaction, however, the third party may wish to solicit in opposition to the "friendly" transaction then pending before the target company's shareholders. In such a case, the third party should remain mindful that, depending on the facts and circumstances, communications regarding its "competing" bid may be deemed an "offer to sell" the third party's securities that triggers

   33

            the application of the registration requirements of the Securities Act, particularly where such communications refer to the price and/or other material terms of the potential competing transaction.
                  . . . .

                  In cases where the third party's solicitations trigger
            compliance with the registration and prospectus delivery provisions of the Securities Act, the third party should file promptly its registration statement to cover the securities offering to target shareholders.

     57. Since January 27, 1998, Cendant and Silverman have made a number of statements concerning the AIG Merger and the alleged superiority of the Cendant Offer over the AIG Merger. Such statements included statements in press releases, statements by Silverman made to analysts on January 27 and preliminary proxy materials filed with the SEC on January 30, 1998. Such statements were not merely limited to factual information about Cendant and a brief description of the Cendant Offer and Cendant Merger, bu t went much further and advocated the alleged superiority of the price being offered by Cendant and other material terms of the proposed transaction.

     58. Cendant and Silverman's statements regarding the alleged superiority of the Cendant Offer and their urging securityholders to vote against the AIG Merger, in substance, constituted an "offer to sell" securities that would be issued in connection with the Cendant Merger. However, no registration statement has been filed, and no prospectus has been delivered to American Bankers' shareholders, with respect to those securities. Accordingly, Cendant and Silverman have violated both Section 5 of the 19 33 Act and Section 14(a) of the 1934 Act.

   34

     59. AIG and American Bankers' shareholders have been injured by Cendant's and Silverman's repeated and continued violations of Section 5 of the 1933 Act and resultant violation of Section 14(a) of the 1934 Act.

     60. AIG and American Bankers' shareholders have no adequate remedy at law and the Court should issue an order halting any reference by Cendant or Season to the Cendant Offer or Cendant Merger until Cedant files a registration statement and delivers a prospectus to American Bankers' shareholders. WHEREFORE, plaintiff respectfully requests that this Court enter judgment as follows:

            Declaring that Cendant and Season have violated Sections 14(a) and 14(e) of the Exchange Act and Rule 14a-9 promulgated thereunder and requiring that each of them make prompt corrective disclosures;
            Enjoining Cendant and Season, and their agents and employees, preliminarily and permanently, from further violating Sections 14(a) and 14(e) of the Exchange Act and Rule 14a-9;

            Declaring that Cendant, Season, and their agents and employees have violated Section 14(a) of the Exchange Act through violating Section 5 of the 1933 Act by offering to sell securities without filing a registration statement and enjoining Cendant and Season (or any of their agents or employees) from making any statements regarding the AIG Merger, the Cendant Offer, or the Cedant Merger until a registration statement has been filed and a prospectus has been delivered to American Bankers' shareholders;

     Awarding AIG and AIGF the costs and disbursements of this action together with reasonable attorneys' fees; and

   35

     Awarding AIG and AIGF such other and further relief as the Court may deem just and proper.

Dated: February 5, 1998

                                    STEEL HECTOR & DAVIS LLP
                                    200 South Biscayne Boulevard
                                    Miami, Florida  33131-2398 Of Counsel:
                                    (305) 557-2957 Telephone
                                    (305) 577-7001 Facsimile
Richard H. Klapper
Tariq Mundiya
Stephanie G. Wheeler                By:
SULLIVAN & CROMWELL                     ------------------------------
125 Broad Street
New York, New York 10004                Lewis F. Murphy, P.A.
(212) 558-3588 Facsimile                Florida Bar No. 308455
(212) 558-4000                      Attorneys for Defendants
                                    American International Group, Inc.
                                    and AIGF, Inc.



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